Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Supreme Industries, Inc. on Form S-8 (File Nos.
333-118584, 333-104386 and 333-89867) and in the related Prospectus of our report dated January 27, 2006 on our audits of the consolidated financial statements and financial statement schedule of Supreme Industries, Inc. and its subsidiaries as of December 31, 2005 and December 25, 2004 and for each of the three years in the period ended December 31, 2005, which report is included in this Annual Report on Form 10-K.

/s/Crowe Chizek and Company LLC

South Bend, Indiana
March 30, 2006